            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the post-effective Amendment to the Registration Statement on Form N-1A of the BHR Institutional Funds relating to the Dynamic Energy Fund, Dynamic Energy Income Trust Fund, Dynamic Global Growth Fund, Dynamic Growth Navigator Fund, Dynamic Infrastructure Fund, Dynamic Natural Resources Fund, Dynamic Contrarian Advantage Fund, Dynamic Discovery Fund, Dynamic Gold & Precious Metals Fund, Dynamic North American Value Fund, Dynamic U.S. Growth Fund, and the Dynamic U.S. Value Fund, each a series of shares of BHR Institutional Funds.


                                        (BRIGGS, BUNTING & DOUGHERTY, LLP)

                                        BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
MARCH 11, 2009